Exhibit 10.2
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of October 31, 2013 (the “Effective Date”), and is entered into by and between The Freshwater Group, Inc., an Arizona corporation (“Buyer”), and Parkview Frisco, L.P., a Texas limited partnership (“Seller”).
1.Purchase and Sale of Property.
(a)    Seller hereby agrees to sell, and Buyer hereby agrees to acquire upon the terms and conditions herein stated, all of Seller’s right and title to and interest in that certain real property located in the City of Frisco, County of Collin, Texas, more particularly described in Exhibit A (the “Land”), together with all of Seller’s right and title to and interest in:
(i)    All buildings, improvements, fixtures and other structures presently located on the Land (the “Improvements” and, collectively with the Land, the “Real Property”), including without limitation the 202-unit independent living community known as “Parkview Frisco” having a street address of 7450 Stonebrook Parkway, Frisco, Texas 75034 (the “Community”); provided, however, that Improvements shall not include any fixtures or other improvements owned by Tenants (as hereinafter defined) under the terms of their Leases (as hereinafter defined) or by Residents (as hereinafter defined) under the terms of their Resident Agreements (as hereinafter defined);
(ii)    All personal property owned by Seller, if any, located in or on, and used exclusively in connection with the ownership, operation, management or maintenance of, the Real Property (collectively, the “Personal Property”); provided, however, that Personal Property shall not include any personal property of Tenants or of Residents;
(iii)    The commercial leases or rental agreements covering any non-residential portion of the Real Property (collectively, “Leases”) to the extent that they are assignable and in effect at Closing (as hereinafter defined), including any guaranties thereof and any security deposits thereunder at Closing;
(iv)    The resident or occupancy agreements covering any residential portion of the Real Property (collectively, the “Resident Agreements”), to the extent they are in effect at Closing (as hereinafter defined) including any guaranties thereof and any security deposits thereunder at Closing;
(v)    All service contracts and agreements (other than Leases, Resident Agreements and management agreements), vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, equipment leases and other agreements or rights related to the construction, ownership, use, operation, occupancy, maintenance, repair or development of the Property, as defined below (collectively, the “Service Contracts”), that are Assigned Service Contracts (as defined in Section 3(f) below);
(vi)    All privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in and to (A) all minerals, oil, gas and other hydrocarbon substances in, on and under the Land, (B) all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and (C) all easements, rights of way or other appurtenances of Seller that benefit the Land (collectively, the “Appurtenances”); and
(vii)    In each case to the extent that each of the following pertains specifically and exclusively to the Property, is assignable and is in effect at the Closing, all (A) warranties and guaranties including, without limitation, contractor’s, subcontractor’s, architect’s and manufacturer’s warranties and guaranties held by Seller and given by third parties (the “Warranties”), (B) licenses, permits, certificates, entitlements, approvals, authorizations and other entitlements issued by governmental authorities (the “Permits”), (C) reports, test results, environmental assessments, surveys, plans and specifications (the “Plans”), (D) trade names, trademarks, service marks, building and property names and building signs, including without limitation, the name “Parkview Frisco (the “Trade Names”);” (E) telephone numbers, domain names and e-mail addresses; and (F) other intangible property, excluding only intangible property owned or leased by Residents, Tenants or other occupants of the Property (collectively, the “Intangibles”).
(b)    The Real Property, Personal Property, Leases, Resident Agreements, Appurtenances and Intangibles are collectively referred to hereinafter as the “Property.
2.    Purchase Price. The purchase price for the Property shall be THIRTY-NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($39,500,000) (the “Purchase Price”), payable as follows:
(i)    No later than two (2) business days after the execution and delivery of this Agreement by Seller and Buyer, Buyer shall deposit in Escrow (as hereinafter defined) with Republic Title of Texas, Inc., 2626 Powell Street, 10th Floor, Dallas, Texas 75204, Attention: Nancy Colaluca (the “Title Company”), in cash or other immediately available funds, the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the “Initial Deposit”).
(ii)    No later than one (1) business day after the expiration of the Due Diligence Period (as hereinafter defined), if this Agreement has not been terminated pursuant to Section 3(e), (i) Buyer shall deposit in Escrow with the Title Company, in cash or other immediately available funds, the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the “Additional Deposit” and together with the Initial Deposit, any interest earned on the Initial Deposit and/or the Additional Deposit, the “Deposit”). Following the expiration of the Due Diligence Period, the Deposit shall be non-refundable to Buyer and, upon the Closing Date, disbursed to Seller except in the event that the sale of the Property is not consummated because of (A) a breach or default by Seller hereunder that Buyer has not waived, subject, however, to all applicable notice requirements and grace and cure periods, (b) the termination of this Agreement by Buyer in accordance with any express right to do so provided in this Agreement, or (c) the failure of any of unwaived Buyer’s Closing Conditions (as defined below) to be satisfied.
(iii)    For purposes of this Agreement, “Due Diligence Period” means the period that begins on the Effective Date and ends at 11:59 p.m., Dallas, Texas time, on the later of (A) the date that is fifteen (15) days after Buyer has received all of (I) the Preliminary Title Report (as defined in Section 3(b)(ii) below), (II) the New Survey (as defined in Section 3(b)(ii) below) and (III) the Due Diligence Items as set forth on Schedule 3(a) hereto and (B) 11:59 p.m., Dallas, Texas time on the date thirty (30) days after the Effective Date.
(iv)    The Title Company shall hold the Deposit and any portion thereof in an interest‑bearing account reasonably acceptable to Seller and Buyer in accordance with the terms and conditions of this Agreement. All interest accrued on the Deposit shall be deemed income of Buyer, and Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account.
(v)    The balance of the Purchase Price, plus or minus any applicable prorations pursuant to Section 8 hereof, shall be paid through Escrow to Seller at Closing in cash or other immediately available funds.
(vi)    Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Title Company for delivery to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
3.    Due Diligence; Title to the Real Property.
(a)    Online Database. On the Effective Date, Seller will provide Buyer with access to an online database (the “Data Site”) containing copies of title reports and underlying documents related thereto, available tax bills, assessments, site plans, construction documents, surveys, property condition reports, zoning reports/letters, Planned Unit Development documents, and governmental approvals (but not including any appraisals), current rent roll that indicates discounts and similar concessions (“Rent Roll”), delinquency report (“Delinquency Report”), certificates of occupancy for the Community, Personal Property inventories, existing licenses and permits, copies of Leases, Resident Agreements and Service Agreements, permits and such other items as are specifically set forth on Schedule 3(a) hereto, all to the extent in Seller’s possession or control and all without representations or warranty of any kind (except to the extent expressly set forth in this Agreement) (collectively, the “Due Diligence Items”). Notwithstanding the foregoing, Buyer understands and agrees that notwithstanding Seller’s commercially reasonable efforts to fully populate the Data Sate, the Data Site may not contain all Due Diligence Items requested by Buyer as of such date and, accordingly, Seller shall use commercially reasonable efforts to upload all Due Diligence Items onto the Data Site within five (5) business days after the Effective Date. In addition, Seller agrees that, to the extent that additional Due Diligence Items are discovered by or otherwise become available to Seller thereafter, Seller shall promptly upload such items to the Data Site and notify Buyer of the same, but that, in any event Seller shall confirm to Buyer that the Data Site is complete no later than five (5) days prior to the expiration of the Due Diligence Period. Buyer hereby acknowledges that no supplementation or updating of the Data Site shall be deemed to extend the Due Diligence Period. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to provide Buyer with any of Seller’s internal memoranda or reports, any financial projections, budgets or appraisals, or any other confidential, proprietary or privileged information. In addition, Seller shall not have any liability, obligation or responsibility of any kind with respect to the content or accuracy of any report, study, opinion, projection or analysis, except as expressly set forth in this Agreement.
(b)    Title to the Real Property.
(i)    Title Insurance. At Closing, Seller shall convey and transfer to Buyer fee simple and indefeasible title (and easement estate title, to the extent applicable) to the Real Property pursuant to the Deed (as defined in Section 5(f)(i) below), and the Title Company, as agent for First American Title Insurance Company, shall issue to Buyer a Texas Form T-1 Owner Policy of Title Insurance with extended coverage to Buyer in the amount of the Purchase Price allocated to the Real Property insuring that, after consummation of the Closing, Buyer is the owner of fee simple title to the Real Property and of all applicable easement estate(s), subject only to those exceptions (“Permitted Exceptions”) that Buyer has accepted, or is deemed to have accepted, by the expiration of the Due Diligence Period (the “Title Policy”), and a commitment of the Title Company to issue the Title Policy as of the Closing in such form (subject to Title Company’s receipt of payment for such Title Policy as allocated between Seller and Buyer pursuant to this Agreement) shall be a condition precedent to Buyer’s obligation to purchase the Property at Closing. At Buyer’s sole expense, (I) the Title Policy shall contain such endorsements (if available) as Buyer may reasonably require, including without limitation the T-19.1 and T-23 endorsements (the “Endorsements”), and (II) the survey exception shall be amended to read “shortages in area.” The Title Policy also shall either delete the exception for mechanics’ and materialmen’s liens, or provision shall have been made with respect to any identified mechanics’ and materialmen’s liens which is reasonably satisfactory to Buyer, to the effect that Seller shall bear the risk and cost of such liens to the extent arising on or prior to the Closing, and to the extent arising after the Closing for work done on the Real Property which was initiated prior to Closing, unless caused by Buyer’s actions.
(ii)    Procedure for Approval of Title. Within two (2) business days following the Effective Date, Seller shall order from the Title Company a preliminary title report, together with copies of all underlying documents referenced therein (collectively, the “Preliminary Title Report”), and shall order from Survey Consultants, Inc., 811 E. Plano Parkway, Suite 117, Plano, Texas 75074 a new survey of the Real Property prepared by a Texas Registered Professional Land Surveyor (the “New Survey”). Buyer shall have until five (5) business days prior to the expiration of the Due Diligence Period to notify Seller, in writing, of any objections to title or the New Survey (“Title Objections”) as Buyer may have. Any title matter to which Buyer does not so object by such time shall be deemed a Permitted Exception.

In the event Buyer shall so notify Seller of any Title Objections, Seller shall have the right, but not the obligation, to cure such Title Objections, other than mortgages or liens voluntarily created by Seller that can be satisfied by payment of a liquidated amount, which Seller agrees that it shall either pay, discharge or, if it is contesting such lien, make arrangement with the Title Company to insure over such matters (at normal rates) without such objection as an exception in Buyer’s Title Policy. In the event there are any Title Objections that Seller is not obligated to cure, then within three (3) days after receipt of Buyer’s notice thereof, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such Title Objections. Failure of Seller to give such notice shall be deemed an election by Seller not to cure such Title Objections. If Seller elects not to cure any Title Objections specified in Buyer’s notice that Seller is not required to cure, or if Seller has elected to cure a Title Objection specified in Buyer’s notice but Seller is unable to effect a cure prior to the Closing, Buyer shall have the following options to be given by written notice (A) in the case of Seller’s initial notice or deemed election not to cure, within three (3) business days after Seller’s initial notice or deemed election not to cure (i.e., the initial response to Buyer’s notice of Title Objections), or (B) in the case that Seller is unable to cure any Title Objection that it originally elected to cure within three (3) business days after Seller’s notice that it is unable to cure such Title Objections that it originally elected to attempt to cure: (I) to notify Seller in writing that Buyer will accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Buyer which Seller is unwilling or unable to cure (which such matter(s) shall thereafter be deemed to be Permitted Exceptions), without reduction of the Purchase Price, or (II) to terminate this Agreement by sending written notice thereof to Seller and Title Company, and upon delivery of such notice of termination, this Agreement shall terminate, the Deposit (other than the Independent Contract Consideration) shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for such obligations under this Agreement as are expressly provided herein to survive the termination of this Agreement. In the event that Buyer fails to notify Seller as to whether it is making an election under clause (I) or clause (II) above, Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (II) above. Buyer may, prior to Closing, notify Seller in writing of any objections to title or the New Survey with respect to new title matters not previously disclosed of which Buyer first becomes aware after its initial review of and response to title matters (“Subsequent Title Matters”). With respect to any Subsequent Title Matters, Seller shall have the same options (and time periods) to cure and Buyer shall have the same options (and time periods) to accept title subject to such matters or to terminate this Agreement, as set forth above.
(c)    Condition of the Property. Buyer shall have until the expiration of the Due Diligence Period within which to satisfy itself in all respects regarding the condition of the Property, including but not limited to the structure of the Improvements, the boundaries and dimensions of the Land, entitlements and permits relating to the Property, the soils and environmental condition of the Real Property, the physical and economic condition of the Property, the suitability of the Property for Buyer’s intended use, and any and all other matters relating to the Property deemed relevant by Buyer.
(d)    Termination Upon Disapproval. Prior to the expiration of the Due Diligence Period, Buyer shall be permitted to terminate this Agreement for any reason or no reason in Buyer’s sole and absolute discretion. Buyer shall have until the expiration of the Due Diligence Period to notify Seller as to whether Buyer elects or does not elect to terminate this Agreement pursuant to this Section 3(d); provided, however, that if Buyer fails to deliver such notice to Seller prior to the expiration of the Due Diligence Period, this Agreement shall thereupon be automatically terminated and the parties shall be relieved of any further obligation under this Agreement except with respect those provisions of this Agreement that expressly survive such termination. Upon termination of this Agreement pursuant to this Section 3(d), the provisions of Section 3(e) shall apply.
(e)    Return of Deposit. If this Agreement has been terminated pursuant to Section 3(d) above, Escrow shall be canceled, this Agreement shall be terminated, all parties hereto shall be released from further performance of this Agreement (with the exception of those provisions that recite that they survive termination of this Agreement), and Title Company shall return to Buyer all or any portion of the Deposit deposited with Title Company and shall return to each party any and all documents which such party had deposited with it.
(f)    Assigned Service Contracts. On or before the expiration of the Due Diligence Period (the “Contract Notice Date”), Buyer shall deliver a written notice to Seller (the “Contracts Notice”) identifying those assignable Service Contracts that (subject in each case to obtaining any necessary counterparty consents to such assignment) Buyer elects to assume as of the Closing Date (such designated Service Contracts which can be assigned without counterparty consent and such designated Service Contracts requiring counterparty consent for which counterparty consent has been obtained shall be collectively referred to herein as the “Assigned Service Contracts”). All Assigned Service Contracts shall be listed on a Schedule to the Assignment Agreement (as hereinafter defined). If Buyer fails to deliver the Contracts Notice on or before the Contract Notice Date, no Service Contracts will be Assigned Service Contracts. Buyer shall have no obligation (including, without limitation, any obligation to pay termination fees) under any Service Contracts that are not Assigned Service Contracts. Notwithstanding anything in this Agreement to the contrary, the following shall be Assigned Service Contracts in all cases irrespective of the Contracts Notice or of Buyer’s action or inaction with respect thereto provided that any required consent to assignment by the counterparty thereto has been obtained by the Closing: AT&T Operations, Inc., Smart Moves Contract Number S0605384, dated January 29, 2007. From and after the expiration of the Due Diligence Period, Seller will use commercially reasonable efforts to provide any notice of assignment, and to obtain any counterparty consent, that may be required under the terms of an Assigned Service Contract.
4.    Possession and Inspection.
(a)    Possession. Buyer shall be entitled to possession of the Real Property, subject to the rights of all persons or entities occupying the Real Property or any part thereof pursuant to Resident Agreements (the “Residents”) and all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (the “Tenants”) on the Closing Date.
(b)    Inspection. Between the Effective Date and the Closing Date, or the earlier termination of this Agreement, Seller shall permit Buyer and Buyer Representatives (as hereinafter defined) reasonable access to the Property during normal business hours upon at least twenty-four (24) hours advance written notice to Seller, to the extent reasonably necessary for the purpose of conducting Buyer’s investigation of the Property. At Seller’s election, Seller may have a representative present during any such inspection. Neither Buyer nor Buyer Representatives shall be entitled to conduct any investigation that is destructive or involves boring or penetration into the Real Property, including, but not limited to, Phase II environmental testing, without the express written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion (except to the extent that such testing is recommended by a Phase I report, in which case Seller shall not unreasonably withhold, condition or delay its consent so as to allow Buyer to conduct such testing subject to Seller’s reasonable approval of the scope of work, advisable precautions and Buyer’s provision of insurance). Any request by Buyer to Seller for permission to conduct any such destructive or intrusive testing shall be in writing and shall be accompanied by a written scope of the intended work in sufficient detail to allow Seller to reasonably evaluate the request. If granted, such consent shall not be construed to and shall not release Buyer from its indemnification of Seller hereunder. Buyer shall be exclusively responsible for all costs and fees associated with its investigation and review of the Property. Buyer agrees to conduct and to cause Buyer Representatives to conduct its inspections and reviews (i) in a safe and professional manner, (ii) so as not to create any dangerous or hazardous condition on the Property, (iii) in compliance with all applicable laws, (iv) only after obtaining all permits required to be obtained with respect to such inspections, and (v) in a manner that does not cause any damage, loss, cost or expense to, or claims against Seller or the Property. Buyer agrees to repair any damage Buyer or Buyer Representatives shall cause to the Property and further agrees to indemnify, defend and hold harmless Seller and the Seller Parties (as hereinafter defined) from any and all Losses and Liabilities (as hereinafter defined) resulting from the activities of Buyer and/or Buyer Representatives upon the Real Property and from and against all mechanics’, materialmen’s or other liens resulting from the conduct of Buyer and/or Buyer Representatives upon the Real Property, excluding only those Losses and Liabilities to the extent resulting from any pre-existing conditions merely discovered by Buyer (except to the extent that Buyer’s actions increase the liability of Seller for such pre-existing conditions, in which event (i) Buyer shall be solely responsible for, and the indemnity obligations set forth above shall apply with respect to, only such increased Losses and Liabilities, (ii) Seller shall be solely responsible for its own pre-existing conditions except as set forth in the parenthetical clause of the immediately preceding sentence, and (iii) Buyer and/or Buyer Representatives shall cease all activities as promptly as possible and inform Seller upon discovery of any such pre-existing condition. This provision shall survive Closing or termination of this Agreement.
(c)    Insurance. Prior to any entry by Buyer or any Buyer Representatives onto the Real Property for the purposes of such inspections, Buyer shall provide to Seller evidence satisfactory to Seller that Buyer has in force adequate liability and worker’s compensation insurance with coverage of not less than Two Million Dollars ($2,000,000.00), naming Seller as an additional insured, to protect Seller against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) that may occur as a result of any activity of Buyer or Buyer Representatives on the Real Property. The foregoing shall not limit or release Buyer’s indemnification contained in Section 4(b) above.

(d)    Reports. All information, irrespective of the form of communication, provided to or obtained by Buyer or its directors, officers, employees, agents, contractors, representatives, attorneys or advisors (individually and collectively, the “Buyer Representatives”), whether prepared by or on behalf of Seller, by third party consultants engaged by Buyer, the Buyer Representatives or otherwise, in connection with Buyer’s investigation of the Property shall be kept in strict confidence by Buyer and the Buyer Representatives, provided, however, that Buyer and the Buyer Representatives may also provide such materials to Buyer’s members, partners, consultants, advisors, attorneys, investors and prospective lenders, on a strictly confidential basis, for their use solely in connection with approving or underwriting or assisting with Buyer’s investigation or acquisition of the Property. In the event Buyer does not complete the purchase of the Property for any reason, any and all studies, reports and other matters provided to or obtained by Buyer or the Buyer Representatives from Seller or Seller’s representatives shall immediately be delivered or returned to Seller without charge, and all work product, including, without limitation, notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by or for Buyer and/or the Buyer Representatives in connection with such investigation process, together with any and all copies thereof, shall be destroyed. This provision shall survive termination of this Agreement.
(e)    Residents. In no event shall Buyer or Buyer Representatives be authorized to conduct any activities pursuant to this Section 4, or otherwise, that would in any way interfere with or disturb any Resident of the Property. Buyer shall not communicate with any Tenant or Resident of the Property without Seller’s express written consent and Seller may have a representative present during any such communication.
(f)    Seller’s Access. For a period of one (1) year after the Closing, Buyer shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Buyer at or prior to the Closing, upon reasonable advance notice and at all reasonable times, to, at Seller’s cost, examine and make copies of any and all such files, records and documents for any proper purpose; provided, however, that the foregoing shall not be deemed a requirement that Buyer maintain or preserve any particular files, records or documents, whether or not provided to Buyer from Seller. This right shall survive the Closing.
5.    The Closing.
(a)    The Closing Date. The consummation of the purchase and sale of the Property (“Closing”) shall occur on the first business day of a month following the date that is thirty (30) days after the expiration of the Due Diligence Period. The date upon which Closing shall occur is referred to as the “Closing Date.” Closing shall occur through Escrow as herein provided. For all purposes under this Agreement, the Closing shall be deemed to have occurred at 12:00:01 a.m. Dallas, Texas time on the Closing Date.
(b)    Buyer’s Conditions to Closing. Buyer’s obligation to consummate the transactions contemplated by this Agreement (the “Transactions”) is subject to and conditioned upon the satisfaction of the following conditions on or before the Closing Date (“Buyer’s Closing Conditions”):

(i)    Representations, Warranties and Covenants. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date (except to the extent any such representations and warranties (A) are modified or deemed modified as permitted herein or (B) are made as of a specific date), and Seller shall have performed or complied in all material respects with all of Seller’s duties and obligations contained in this Agreement to be performed or complied with on or prior to the Closing Date.
(ii)    Seller’s Cure of Certain Title Objections. Seller shall have cured any Title Objections that Seller has duly elected to cure pursuant to Section3(b)(ii).
(iii)    Seller’s Deliveries. Seller shall have delivered all items described in Section 5(f)(i) to Escrow.
(iv)    Title Policy. As of the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy without exception to any deed of trust encumbering the Real Property except as created by Buyer and otherwise in accordance with the requirements of Section 3(b)(i).
(v)    Management Agreements; Community Employee Lawsuits. Buyer shall have no obligation under Seller’s property management agreement with Zerga Management, LLC that is the current property manager of the Community (“Existing Manager”). There shall be no filed complaint or lawsuit filed by or with respect to any on-site employees at the Community (“Community Employees”) pending against Seller or Existing Manager with respect to violation of any federal, state or local law relating to employment matters that, either individually or in the aggregate, reasonably would be expected to materially and adversely affect the ability of Seller (or, following the Closing, Buyer) to own or operate the Community or to continue to conduct the business currently conducted at the Community, or the ability of Seller to consummate the Transactions.
(vi)    Zoning. There shall be no material adverse change in the zoning classification or the zoning ordinances or regulations affecting the Real Property from that existing as of the expiration of the Due Diligence Period.
(vii)    Adverse Actions. Except as disclosed in the Due Diligence Items, on the Closing Date, no written notice shall have been received of any action or proceeding instituted or, to Seller’s Actual Knowledge, threatened against Seller or the Community before any court or governmental authority (a) that affects the Property after the Closing Date, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller or Seller’s insurance (subject to commercially reasonable deductibles).

(viii)    Bankruptcy. As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case not thereafter dismissed, vacated or stayed, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property not thereafter removed or discharged. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
(ix)    Major Casualty. Seller shall have repaired any Major Casualty which Seller has elected to repair pursuant to Section 13(d) below (subject, however, to extension of the Closing Date in accordance with Section 13(d) to the extent necessary to complete the repair work).
(x)    Certain Warranties. Seller shall have assigned, as part of the Closing, to Buyer all assignable roof warranties as well as all other assignable warranties which relate to major building systems which, for purposes of this Agreement, shall be deemed to mean warranties for items or systems with a gross repair or replacement cost in excess of Five Thousand Dollars ($5,000) (collectively, “Material Warranties”).
(xi)    Releases of Liens. With respect to each mortgage or deed of trust encumbering the Real Property, the Title Company shall have received, or shall have made satisfactory arrangements to receive post-funding, a duly executed and notarized release of lien to be recorded in the real property of Collin County, Texas.
(c)    Waiver of Buyer’s Closing Conditions. If any of Buyer’s Closing Conditions has not been satisfied as of the Closing Date or other applicable date, Buyer may nevertheless proceed with the Closing, notwithstanding the non-satisfaction of such condition, in which event the Buyer shall be conclusively deemed to have waived any such condition.
(d)    Seller’s Conditions to Closing. Seller’s obligation to consummate the Transactions is subject to satisfaction of the following conditions (“Seller’s Closing Conditions”):
(i)    Representations, Warranties and Covenants. All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Effective Date, and Buyer shall have performed and complied in all material respects with all of Buyer’s duties and obligations contained in this Agreement to be performed or complied with on or before the Closing Date.
(ii)    Buyer’s Deliveries. Buyer shall have delivered all items described in Section 5(f)(ii) to Escrow.

(iii)    Adverse Actions. On the Closing Date, no notice shall have been received of any action or proceeding instituted against Buyer before any court or governmental authority (a) that affects the Property after the Closing Date, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, unless Buyer has demonstrated, to Seller’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered.
(iv)    Bankruptcy. As of the Closing Date, Buyer shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Buyer an involuntary case not thereafter dismissed, vacated or stayed, nor shall Buyer have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Buyer in an involuntary case or appoints a Custodian of Buyer for all or any substantial part of its property not thereafter removed or discharged.
(e)    Waiver of Seller’s Closing Conditions. If any of Seller’s Closing Conditions has not been satisfied as of the Closing Date or other applicable date, Seller may nevertheless proceed with the Closing, notwithstanding the non-satisfaction of such condition, in which event the Seller shall be conclusively deemed to have waived any such condition.
(f)    Deliveries through Escrow. Seller and Buyer shall each deliver to the other through Escrow such documents, instruments and funds consistent with this Agreement as are necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the following:
(i)    Deliveries by Seller. Seller shall deliver the following: (1) a Special Warranty Deed in the form of Exhibit B to this Agreement (the “Deed”), executed and acknowledged by Seller; (2) a Bill of Sale in the form of Exhibit C to this Agreement, executed by Seller; (3) two counterpart originals of an Assignment and Assumption Agreement in the form of Exhibit D to this Agreement (the “Assignment and Assumption”), executed by Seller; (4) two originals of a Non-Competition Agreement in the form attached hereto as Exhibit E to this Agreement (the “Non-Competition Agreement”), executed by Seller, (5) a certificate of non-foreign status and such other certificates and affidavits executed by Seller as the Title Company reasonably may require; (6) an executed counterpart of the Closing Statement (as hereinafter defined), in form and content satisfactory to Buyer and Seller, executed by Seller; (7) such evidence of Seller’s authority and other documents as the Title Company may reasonably require; (8) a Rent Roll and a Delinquency Report, each updated by Seller as of the most-recent practical date prior to the Closing Date and certified by Seller to be true and correct in all material respects as of such date and (9) the “Updated Community Employee Schedule” (as hereinafter defined) (and Seller shall cause Existing Manager to (A) update such Updated Community Employee Schedule as of the most-recent practical date prior to the Closing Date and (B) to certify to Seller that such Updated Community Employee Schedule is, taken as a whole, true and correct in all material respects as of such date).

(ii)    Deliveries by Buyer. Buyer shall deliver the following: (1) the Purchase Price in cash or other immediately available funds and all other amounts required to be provided by Buyer hereunder; (2) two counterpart originals of the Assignment and Assumption, executed by Buyer; (3) two originals of the Non-Competition Agreement, executed by Buyer, (4) an executed counterpart of the Closing Statement, in form and content satisfactory to Buyer and Seller, executed by Buyer; and (5) such evidence of Buyer’s authority and other documents as the Title Company may reasonably require.
(g)    Deliveries Outside Escrow. Seller and Buyer shall each deliver to the other outside of Escrow such items as are necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the delivery by the Seller to the Buyer of the following to the extent any of the following are in Seller’s possession and have not been previously delivered to Buyer: (i) Permits, Warranties and Plans; (ii) originals (or copies, to the extent originals are not available in Seller’s possession) of the Leases and Resident Agreements then in effect, Assigned Service Contracts, Tenant files and Resident files; and (iii) all keys to all buildings and other improvements located on the Land and combinations to any safes thereon.
(h)    Notice to Tenants and Residents. Promptly after Closing, Seller shall deliver to each Resident and Tenant a signed letter from Seller (and, to the extent requested by Buyer, attaching an additional letter from Buyer), advising the Residents and Tenants of the change in ownership of the Community.
(i)    Simultaneous Delivery; Conditions Concurrent. All documents and other items to be delivered at the Closing shall be deemed to have been delivered simultaneously and no individual delivery shall be effective until all such items have been delivered.
6.    Escrow.
(a)    Opening of Escrow. Concurrently with the execution of this Agreement, Buyer and Seller shall open an escrow (the “Escrow”) with the Title Company, and provide Title Company with a fully executed copy of this Agreement. Title Company shall execute the signature page for Title Company attached hereto with respect to the provisions of this Section 6; provided, however, that (i) Title Company’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Buyer and Seller, and this Agreement shall become fully effective upon execution and delivery of this Agreement by Buyer and Seller, and (ii) the signature of Title Company will not be necessary to amend any provision of this Agreement other than this Section 6. This Agreement, together with any additional written instructions executed by the parties as hereinafter provided, shall constitute Title Company’s instructions in connection with the Escrow.
(b)    Duties of Title Company. The duties of Title Company shall be as follows: (i) retain and safely keep all funds, documents and instruments deposited with it pursuant to this Agreement; (ii) upon the Closing, deliver to the parties entitled thereto all funds, documents and instruments to be delivered through Escrow pursuant to this Agreement; (iii) upon the Closing, cause the recordation of the Deed in the Office of the Collin County Texas

Recorder; (iv) comply with the terms of this Agreement which specifically apply to Title Company and comply with the terms of any additional written instructions jointly executed by Buyer and Seller; (v) handle the Deposit and all other funds deposited with it according to the terms of this Agreement; and (vi) upon the Closing, cause the Title Company to issue the Title Policy to Buyer.
(c)    Additional Provisions. Title Company’s rights and obligations shall be further specified in such additional written instructions acceptable to Buyer and Seller and not inconsistent with the terms of this Agreement as Title Company customarily requires in real property escrows administered by it. In the event of any conflict between this Agreement and such additional instructions, the terms of this Agreement shall prevail.
(d)    No Extensions of Time. Any delay in the opening of the Escrow or the execution of supplemental escrow instructions shall in no way delay or extend the Effective Date, the expiration of the Due Diligence Period or the Closing Date.
(e)    Reporting. To the extent the Transactions involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the “IRC”), Title Company shall have sole responsibility to comply with the requirements of Section 6045 of the IRC (and any similar requirements imposed by state or local law), which in part requires Title Company to report real estate transactions closing after December 31, 1986 by, among other things, preparing and causing to be filed Internal Revenue Service Form 1099-B and any applicable additional statements in connection therewith. For purposes hereof, prior to the Closing, Seller shall provide to Title Company, Seller’s tax identification number. Title Company shall hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) arising or resulting from the failure or refusal of Title Company to comply with such reporting requirements.
7.    Costs.
(a)    Seller. Seller shall pay (i) an amount equal to the premium for a Texas Form T-1 Owner’s Policy of Title Insurance without extended coverage in the amount of the Purchase Price allocated to the Real Property, without endorsements, (ii) all costs to cure any Title Objection that Seller has elected to cure, (iii) all real estate commissions due to TSG pursuant to Section 18 below, (iv) Seller’s attorneys’ fees, (v) one half (1/2) of the Escrow fees and costs and (vi) to the extent not expressly allocated in this Agreement between Seller and Buyer, other costs customarily borne by sellers of commercial real property in Collin County, Texas. The provisions of this Section 7(a) shall survive the termination of this Agreement.
(b)    Buyer. Buyer shall pay (i) one half (1/2) of the Escrow fees and costs, (ii) all recording charges for the Deed, (iii) the premium for the Title Policy to the extent it exceeds the cost thereof to be paid by Seller, including, but not limited to, premiums for extended coverage and title endorsements desired by Buyer, if any (iv), the cost of the New Survey, (v) all sales or use taxes applicable to the Transactions, if any, (vi) Buyer’s attorneys’ fees, (vii) all costs relating to Buyer’s due diligence, including without limitation, costs of appraisers, inspectors, auditors and environmental or engineering consultants, and (viii) other costs customarily borne by buyers of commercial real property in Collin County, Texas. The provisions of this Section 7(b) shall survive the termination of this Agreement.
(c)    Other Costs. All other costs in connection with the Escrow and the Closing shall be allocated between Buyer and Seller in the customary manner for allocation of such costs between a buyer and a seller in a real estate closing in Collin County, Texas.
(d)    No Title Company Termination Fees. The Title Company confirms that it will not charge Seller or Buyer any cancellation or termination fees if this Agreement is terminated.
(e)    Survival. The provisions of this Section 7 shall survive termination of this Agreement.
8.    Prorations and Deposits. The following shall be apportioned as of the Closing Date (with Buyer being deemed to own the Property for the entire day of the Closing Date), and Buyer and Seller shall be credited or charged, as the case may be, as follows:
(a)    Rent and Monthly Fees. Rent under the Leases and monthly fees under the Resident Agreements and additional charges under the Leases and Resident Agreements shall be apportioned as of the Closing Date. Buyer will receive a credit at Closing for all rents and monthly fees collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. Seller shall retain the right to collect any unpaid rents and monthly fees for periods prior to the Closing Date provided Seller does not sue to evict any Tenants or Residents or terminate any Leases or Resident Agreements. Buyer shall cooperate with Seller after the Closing Date to collect any rents and monthly fees under the Leases and Resident Agreement that have accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Residents or Tenants or exercise any legal remedies under the Leases or Resident Agreement or to incur any expense over and above its own regular collection expenses. All payments collected from Residents and Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any payments due to Buyer for the period after the Closing Date through the month in which such payment was made, and finally to any payments due to Seller for the period prior to month in which the Closing Date occurs (which Buyer shall promptly pay over to Seller).
(b)    Security Deposits; Prepaid Rents. All deposits, including, without limitation, all prepaid rentals, damage, and other Resident and Tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent or monthly fees) under Resident Agreements and Leases (collectively, “Deposits”), if and to the extent that such Deposits are in Seller’s possession or control and have not been otherwise applied by Seller to any obligations of any Residents or Tenants under the Resident Agreements or Leases and any interest earned thereon which by law or the terms of the Resident Agreements or Leases could be required to be paid or refunded to Residents or Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all such Deposits.

(c)    Utility Charges. Seller shall use reasonable efforts to cause any applicable utility meters to be read on the day prior to the Closing Date, and will be responsible for the cost of any utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by the Tenant or Resident directly. If the meters are not read as herein set forth, all such expenses shall be prorated.
(d)    Real Estate Taxes and Assessments. Seller shall pay, on or prior to Closing, any and all delinquent real estate and personal property taxes and assessments with respect to the Property. Real estate taxes and assessments for the tax year in which Closing occurs shall be prorated between Seller and Buyer as of the Closing Date, based upon the most recently available real estate tax information; provided, however, that Seller shall pay on or before Closing the full amount of any bonds secured by the Real Property or assessments that may be payable after the Closing Date that are a result of or relate to the completed construction or operation of any Improvements or any completed public improvements that serve only the Real Property. In the event (i) Seller receives any tax refund which includes a refund of real property taxes or assessments attributable to the Property for any period on or after the Closing Date, Seller agrees to promptly pay the amount attributable to the period from and after the Closing Date to Buyer, or (ii) Buyer receives any tax refund which includes a refund of real property taxes or assessments distributable to the Property for any period before the Closing Date, Buyer agrees to promptly pay the amount attributable to the period before the Closing Date to Seller. Furthermore, in the event that following the Closing Date, (I) Seller receives any bill for real estate taxes and assessments attributable to the Property, Buyer shall be responsible for the amount attributable to the period from and after the Closing Date, or (II) Buyer receives any bill for real estate taxes or assessments attributable to the Property, Seller shall be responsible for the amount attributable to the period before the Closing Date. The proration shall be based on the most recently issued tax bill for the Real Property. If the most recent tax bill is not the current tax year, then the parties shall re-prorate them upon receipt of the tax bill for the current tax year.
(e)    Cost of Employee Insurance Benefits for Hired Employees. In the event that the Closing occurs on any day other than the first calendar day of a month, Seller shall cause Existing Manager to fund the cost of benefits to those Community Employees to whom Buyer offers employment in accordance with this Agreement and who accept such offer of employment (“Hired Employees”) for the entire calendar month in which the Closing occurs (collectively, the “Hired Employee Closing-Month Insurance Benefits”), and Buyer shall provide a credit to Seller at Closing in an amount equal to the aggregate cost of such Hired Employee Closing-Month Insurance Benefits prorated based on the day of such month that the Closing occurs.
(f)    Other Apportionments. Amounts payable under the Assigned Service Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs and any other revenues attributable to the Property (such as, by way of example and without limitation, reimbursements received from any source relating to expenditures incurred prior to the Closing relating to the Property) shall be apportioned as of the Closing Date.

(g)    Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare and approve a preliminary Closing adjustment (the “Closing Statement”) on the basis of the Resident Agreements and other sources of income and expenses, and shall deliver such computation to Title Company prior to Closing.
(h)    Additional Proration Items. Seller and Buyer agree that (a) upon consummation of the Closing the Real Property will not be subject to any financing arranged by Seller, (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 8(c) above.
(i)    Post-Closing Reconciliation. If any of the aforesaid prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible. As soon as the necessary information is available, Buyer and Seller shall conduct a post-Closing review to determine the accuracy of all prorations. Either party owing the other party a sum of money based on such subsequent proration(s) or post-Closing review shall promptly pay said sum to the other party, together with interest thereon at the lesser of eight percent (8%) or the maximum rate allowed by law, from the date of demand to the date of payment if payment is not made within thirty (30) days after delivery of a written demand therefor, together with documentation to support such demand. The provisions of this Section 8 related to post-Closing adjustment of prorations shall survive the Closing.
9.    Representations and Warranties.
(a)    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:Organization and Authorization. Buyer is a corporation, duly formed and validly existing under the laws of the State of Arizona and authorized to do business in the State of Texas. Buyer has full corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(i)    No Conflicts. The execution and delivery by Buyer of, and the performance of and compliance by Buyer with, the terms and provisions of this Agreement, do not (A) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Buyer’s organizational documents, or any other material agreement or instrument to which Buyer is a party, (B) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Buyer, (C) constitute a violation of any judgment, decree or order applicable to Buyer, or (D) require the material consent, waiver or approval of any governmental authority that will not have been obtained by Closing.
(ii)    Bankruptcy. None of the following has occurred with respect to Buyer: (1) the commencement of a case under any federal or state bankruptcy, insolvency or similar law; (2) the appointment of a trustee or receiver of any property interest; (3) an assignment for the benefit of creditors; (4) an attachment, execution or other judicial seizure of a substantial property interest; or (5) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue.
(iii)    OFAC Compliance. Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Buyer nor any beneficial owner of Buyer: (1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (2) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (4) shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person who is or whose beneficial owners are listed on the Lists.
(b)    Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
(iii)    Organization and Authorization. Seller is a limited partnership, duly formed and validly existing under the laws of the State of Texas. Seller has full limited partnership power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary limited partnership action on the part of Seller. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(iv)    No Conflicts. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (A) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s organizational documents, or any other material agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (B) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or specifically applicable to the Property, (C) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (D) require the material consent, waiver or approval of any governmental authority that will not have been obtained by Closing.
(v)    OFAC Compliance. To Seller’s Actual Knowledge (as such term is defined below), Seller is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer, including, without limitation, the requirements of the Orders. Neither Seller nor any beneficial owner of Seller: (1) is listed on any of the Lists; (2) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (4) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person who is or whose beneficial owners are listed on the Lists.
(vi)    FIRPTA. Seller is not a “foreign person” within the meaning of IRC Section 1445(e)(3).
(vii)    Title. Seller has not granted any currently outstanding rights of first refusal, rights of first offer, rights of reverted, purchase options or other similar rights or options with respect to the Property or any interest therein.
(viii)    Community Employees. To Seller’s Actual Knowledge, all Community Employees are at-will employees of Existing Manager, and Buyer shall have no obligation under any existing contracts or agreements to employ or continue to employ any individual employed by Seller or Existing Manager or either of their respective affiliates in connection with the Property after the Closing. Neither Seller nor, to Seller’s Actual Knowledge, Existing Manager, has agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any Community Employees. To Seller’s Actual Knowledge, there is no filed complaint or lawsuit filed by or with respect to any Community Employee pending against Seller or Existing Manager or relating to the Community with respect to violation of any federal, state or local law relating to employment matters.

(ix)    Litigation. To Seller’s Actual Knowledge, except as set forth on Schedule 9(b)(vii), there are no pending legal actions, arbitrations or other proceedings at law or in equity, affecting the Property or before any governmental board, agency or authority which, if determined adversely, would materially and adversely affect the Community, the right to operate the Community as presently operated.
(x)    Compliance with Laws. To Seller’s Actual Knowledge, Seller has not received written notice from any governmental authority of any environmental condition at the Property that does not comply with applicable laws, including without limitation, applicable environmental laws and regulations, except as disclosed in any environmental report obtained by Buyer or in any materials delivered or made available to Buyer in connection with Buyer’s due diligence investigation of the Property.
(xi)    Leases. Schedule 9(b)(ix) sets forth a list of Leases as of August 31, 2013, which list, taken as a whole, is true and correct in all material respects.
(xii)    Resident Agreements. Schedule 9(b)(x) sets forth a list of Resident Agreements as of August 31, 2013, which list, taken as a whole, is true and correct in all material respects. Except as may disclosed to Buyer in writing at least five (5) days prior to the end of the Due Diligence Period, during the twelve (12) calendar months immediately preceding the Effective Date Seller has not received a written notice from a person who was a resident on the Effective Date alleging a material Seller default under such resident’s Resident Agreement.
(xiii)    Service Contracts. Schedule 9(b)(xi) sets forth a list of Service Contracts as of August 31, 2013, which list, taken as a whole, is true and correct in all material respects. Except as may disclosed to Buyer in writing at least five (5) days prior to the end of the Due Diligence Period, during the twelve (12) calendar months immediately preceding the Effective Date Seller has not (i) received a written notice from a counterparty to a Service Contract alleging a material Seller default under such Service Contract, or (ii) delivered a written notice to a counterparty to a Service Contract alleging a material counterparty default under such Service Contract.
(xiv)    Community Employees. To Seller’s Actual Knowledge, Schedule 9(b)(xii) sets forth a list of all Community Employees as of August 31, 2013 by position and includes the annual salary, benefit entitlements (if any) and other compensation payable to each such Community Employee, which list, taken as a whole, is true and correct in all material respects, and Seller agrees to cause Existing Manager to deliver to Buyer, at or latest reasonably practical date prior to Closing, a revised schedule setting forth the contents of Schedule 9(b)(xii) as of Closing (the “Updated Community Employee Schedule”).
(xv)    Rent Roll and Delinquency Report. To Seller’s Actual Knowledge, the Rent Roll and Delinquency Report included on the Data Site are true and correct in all material respects as of the respective dates thereof.

(xvi)    Condemnation. To Seller’s Actual Knowledge, Seller has not received written notice from any governmental authority of any pending condemnation action against any of the Property.
(xvii)    Financial Reports. Seller has delivered to Buyer the monthly financial reports of the Community’s results of operations that Seller received from Existing Manager for the last twenty-four (24) calendar months.
(xviii)    Bankruptcy. None of the following has occurred with respect to Seller: (1) the commencement of a case under any federal or state bankruptcy, insolvency or similar law; (2) the appointment of a trustee or receiver of any property interest; (3) an assignment for the benefit of creditors; (4) an attachment, execution or other judicial seizure of a substantial property interest; or (5) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue.
(xix)    No Intentional Concealment. Seller has not intentionally failed to include in the Due Diligence Items any items which were requested by Buyer, and, to Seller’s Actual Knowledge, the Due Diligence Items made available by Seller do not contain any material inaccuracies.
(c)    Seller’s Knowledge. Notwithstanding anything contained in this Agreement or otherwise to the contrary, the term “Seller’s Actual Knowledge” and words of similar import shall mean the current actual personal knowledge of, and only of, Jerry Green after inquiry of Julece Barnes, the Community’s acting Executive Director, without imputation of knowledge, without inquiry (other than of Julece Barnes in her capacity as the Community’s acting Executive Director) or investigation, and without any duty to inquire (other than of Julece Barnes in her capacity as the Community’s acting Executive Director) or investigate. Seller hereby represents to Buyer that, acting in his capacity as the Managing Member of ZERGA Investments, L.L.C., a Co-General Partner of Seller and the Managing Member of Existing Manager, Jerry Green is a person who would, in the ordinary course of his responsibilities, expect to receive notice from agents or employees of Seller of the matters described in the representations and warranties of Seller in this Agreement that are limited and qualified by Seller’s Actual Knowledge or by words of similar import. Jerry Green shall have no personal liability under this Agreement by virtue of acting as a representative of the Seller, or otherwise, for the purpose of this definition.
(d)    Future Changes.
(i)    If, prior to the Closing, to Seller’s Actual Knowledge any of Seller’s representations or warranties become inaccurate in any material respect as a result of a change in circumstance that does not constitute a breach of this Agreement by Seller (as distinguished from representations or warranties that were known by Seller to be inaccurate when made), Seller shall promptly give Buyer written notice (a “Change Notice”) of such circumstance (“Changed Circumstance”). Each Change Notice shall state whether such Changed Circumstance is, in Seller’s judgment, susceptible of cure, and if so, whether Seller elects to cure such Changed Circumstance. In the event that Seller elects to cure a Changed Circumstance disclosed in a Change Notice, then (A) Seller shall promptly commence such cure and diligently prosecute such cure to completion, (B) provided that the Changed Circumstance is cured to Buyer’s reasonable satisfaction, this Agreement shall remain in full force and effect, and (C) the Closing shall take place on the date set therefor, or as soon thereafter as Seller is reasonably able to complete such cure; provided, however, that the Closing shall not be delayed more than fifteen (15) days to allow Seller to complete such cure. In the event Buyer discovers prior to the Closing that any of Seller’s representations or warranties are inaccurate in any respect, then Buyer shall promptly deliver written notice thereof to Seller and, within three (3) business days thereafter, Seller shall deliver a Change Notice with respect thereto to Buyer.
(ii)    In the event that (A) either a Changed Circumstance disclosed in a Change Notice is not susceptible of cure, Seller elects not to cure such Changed Circumstance, or Seller elects to cure such Changed Circumstance but fails to promptly commence or diligently prosecute such cure to completion to Buyer’s reasonable satisfaction prior to Closing (as it may have been postponed pursuant to Section 9(d)(i)), and (B) Buyer determines in its reasonable discretion that such Changed Circumstance materially and adversely affects the value of the Property or increases the risks associated with ownership of the Property, then Buyer shall have the right to terminate this Agreement by delivering written notice to Seller and the Title Company not later than five (5) business days after Buyer’s receipt of notice that Seller is not able or willing to cure such Changed Circumstance or Buyer’s reasonable determination that such Changed Circumstance is not susceptible of cure.
(iii)    If Buyer does give timely notice of termination pursuant to Section 9(d)(ii), this Agreement shall be automatically terminated and the provisions of Section 3(f) shall apply. In the event that Buyer elects to accept a Changed Circumstance that has been cured to Buyer’s reasonable satisfaction, then this Agreement shall remain in full force and effect, and Seller’s representations and warranties shall be deemed to have been modified by the Changed Circumstance as if such Changed Circumstance had originally been described in this Agreement, and Buyer shall have no further right or remedy on account of such Changed Circumstance. Buyer’s failure to deliver such written notice of acceptance or termination of a Changed Circumstance shall be conclusively deemed to constitute Buyer’s disapproval of such Changed Circumstance, and this Agreement shall automatically be terminated and the provisions of Section 3(f) shall apply.
(e)    Survival of Representations and Warranties.
(i)    Each of the representations and warranties of Buyer contained in Section 9(a) shall (A) be deemed to have been made as of the Effective Date, (B) be deemed remade by Buyer as of the Closing and (C) shall survive the Closing.
(ii)    Except to the extent a representation and warranty expressly states that it is made as of a particular date (in which case, such representation and warranty shall be deemed to have been made only on such date), each of the representations and warranties of Seller contained in this Agreement shall (A) be deemed to have been made as of the Effective Date, (B) subject to Section 9(d) above, be deemed remade by Seller as of the Closing Date and (C) survive the Closing for a period of one (1) year, after which they shall terminate and cease to be of any force or effect. The foregoing to the contrary notwithstanding, no claim for a breach or default of any representation or warranty of Seller shall be actionable or payable if the breach or default in question results from or is based on a condition, state of facts or other matter which was actually known to Carl Mittendorff of Buyer prior to Closing.
(f)    DISCLAIMER OF SELLER REPRESENTATIONS AND WARRANTIES; BUYER ACCEPTS THE PROPERTY “AS-IS, WHERE-IS AND WITH ALL FAULTS.” EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, NEITHER SELLER NOR ANY ADVISOR, OFFICER, DIRECTOR, TRUSTEE, MEMBER, MANAGING MEMBER, MANAGER, PARTNER, GENERAL PARTNER, LIMITED PARTNER, STOCKHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ATTORNEY OR CONTRACTOR THEREOF OR THEREFOR (EACH OF THE ABOVE, INCLUDING SELLER, A “SELLER PARTY”) IS MAKING OR SHALL BE DEEMED TO HAVE MADE, NOR DOES ANY SELLER PARTY HAVE THE AUTHORITY TO MAKE, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE AS TO THE PROPERTY OR THE TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, (A) THE FINANCIAL STATUS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, INCOME OR EXPENSES GENERATED, PAID OR INCURRED IN CONNECTION WITH THE PROPERTY, (B) THE NATURE, PHYSICAL OR ENVIRONMENTAL CONDITION, SAFETY OR ANY OTHER ASPECT OF THE PROPERTY OR OF THE PROPERTY’S COMPLIANCE (OR LACK OF COMPLIANCE) WITH APPLICABLE LAWS, ORDINANCES, RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, ZONING ORDINANCES, BUILDING CODES (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT) AND ENVIRONMENTAL, HAZARDOUS MATERIAL AND ENDANGERED SPECIES STATUTES, (C) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DATA PROVIDED OR TO BE PROVIDED BY ANY OF THE SELLER PARTIES, INCLUDING, WITHOUT LIMITATION, COPIES OF ANY REPORTS OR DOCUMENTS PREPARED BY OR FOR ANY OF THE SELLER PARTIES WHETHER BY THIRD PARTIES OR OTHERWISE THAT MAY BE INCLUDED WITH SUCH INFORMATION OR DATA, OR (D) ANY OTHER MATTER RELATING TO THE PROPERTY OR TO SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, THE PROPERTY IS BEING SOLD TO BUYER “AS IS, WHERE IS AND WITH ALL FAULTS,” AND, EXCEPT FOR THE EXPRESS SELLER REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, THERE ARE NO REPRESENTATIONS AND/OR WARRANTIES, EXPRESS OR IMPLIED, MADE BY ANY SELLER PARTY IN CONNECTION WITH THE TRANSACTIONS. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, (1) BUYER SHALL RELY

UPON BUYER’S OWN DUE DILIGENCE IN DETERMINING WHETHER THE PROPERTY IS SUITABLE FOR PURCHASE BY BUYER; (2) BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD, BUYER WILL HAVE BEEN GIVEN A REASONABLE OPPORTUNITY TO INSPECT AND INVESTIGATE THE PROPERTY, ALL IMPROVEMENTS THEREON, THE LEASES, THE RESIDENT AGREEMENTS, THE SERVICE AGREEMENTS AND ALL ASPECTS RELATING THERETO, EITHER DIRECTLY OR THROUGH AGENTS AND EXPERTS THAT BUYER HAS CHOSEN; (3) BUYER IS ACQUIRING THE PROPERTY BASED EXCLUSIVELY UPON BUYER’S OWN INVESTIGATIONS AND INSPECTIONS THEREOF AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING; (4) EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER HAS NO OBLIGATION WHATSOEVER TO REPAIR OR CORRECT ANY FACTS, CIRCUMSTANCES, CONDITIONS OR DEFECTS IN THE PROPERTY OR TO COMPENSATE BUYER THEREFOR; AND (5) EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, BY REASON OF ALL OF THE FOREGOING, BUYER SHALL ASSUME THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING OR RELATING IN ANY WAY TO THE PROPERTY. SUBJECT TO THE FOREGOING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT:
(i)    BUYER HAS, OR BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD WILL HAVE, WITH THE ASSISTANCE OF SUCH EXPERTS AS BUYER HAS DEEMED APPROPRIATE, MADE SUCH INDEPENDENT INVESTIGATIONS AND STUDIES WITH RESPECT TO THE PROPERTY AS IT DEEMS APPROPRIATE (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH PHYSICAL AND ENVIRONMENTAL MATTERS), AND TRANSACTIONS AND ALL ASPECTS THEREOF, INCLUDING WITHOUT LIMITATION HAZARDOUS MATERIALS AND ENDANGERED SPECIES, AND IT WILL BE RELYING ENTIRELY THEREON AND ON THE ADVICE OF ITS COUNSEL, ADVISORS AND CONSULTANTS CONCERNING THE TRANSACTIONS. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, BUYER IS NOT RELYING AND SHALL NOT RELY ON ANY INVESTIGATION, STUDY, PROJECTION OR OTHER INFORMATION, ECONOMIC, PHYSICAL, ENVIRONMENTAL OR OTHERWISE, PREPARED BY ANY SELLER PARTY OR ANY PERSON OR ENTITY AFFILIDATED WITH SELLER.
(ii)    BUYER HAS, OR BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD WILL HAVE, WITH THE ASSISTANCE OF SUCH EXPERTS AS BUYER DEEMS APPROPRIATE, REVIEWED ALL INSTRUMENTS, RECORDS AND DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THE LEASES, RESIDENT AGREEMENTS AND SERVICE AGREEMENTS, CONCERNING THE PROPERTY

THAT BUYER HAS DEEMED APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH THE TRANSACTIONS.
(iii)    BUYER HAS, OR BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD WILL HAVE, WITH THE ASSISTANCE OF SUCH EXPERTS AS BUYER HAS DEEMED APPROPRIATE, MADE SUCH EXAMINATIONS AND INVESTIGATIONS AS IT DEEMS APPROPRIATE, WITH RESPECT TO THE STATUS OF ALL CIRCUMSTANCES CONCERNING THE ZONING, LAND USE CONTROLS, REQUIRED PERMITS, BUILDING CODE COMPLIANCE, ENVIRONMENTAL, HAZARDOUS MATERIAL AND ENDANGERED SPECIES REGULATIONS AND CONDITION AND OTHER MATTERS WITH RESPECT TO THE PROPERTY. SELLER MAKES NO REPRESENTAITON OR WARRANTY WHATSOEVER REGARDING THE PERMITTED USE OF THE PROPERTY. IN PARTICULAR, SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY MAY CONTINUE TO BE USED FOR ITS PRESENT USES, THAT THE PROPERTY OR ANY PART THEREOF COMPLIES WITH ANY ORDINANCES, CODES OR REGULATIONS OR WAS OR WERE PROPERLY PERMITTED, THE CONDITION OF OR RIGHTS TO INGRESS, EGRESS OR ACCESS TO OR FROM THE PROPERTY, OR THE CONDITION OF OR ANY RIGHTS WITH RESPECT TO THE WATER COURSES TRAVERSING THE PROPERTY.
(iv)    BUYER HAS, OR BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD WILL HAVE, WITH THE ASSISTANCE OF SUCH EXPERTS AS BUYER HAS DEEMED APPROPRIATE, DETERMINED THE ASSIGNABILITY OF ANY DOCUMENTS OR AGREEMENTS TO BE ASSIGNED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE LEASES, THE RESIDENT AGREEMENTS AND THE SERVICE AGREEMENTS, AND ALL WARRANTIES, LICENSES AND PERMITS AFFECTING THE PROPERTY.
(v)    SELLER HAS MADE OR WILL MAKE AVAILABLE FOR BUYER’S INSPECTION COPIES OF CERTAIN STUDIES, REPORTS AND OTHER INFORMATION IN SELLER’S POSSESSION APPLICABLE TO THE PROPERTY. BY MAKING THESE MATERIALS AVAILABLE, NEITHER SELLER NOR ANY SELLER PARTY SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN SUCH MATERIALS, INCLUDING BUT NOT LIMITED TO THE ACCURACY, ADEQUACY OR COMPLETENESS THEREOF. OTHER THAN TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE SELLER PARTIES SHALL INCUR NO LIABILITY TO BUYER OR OTHERWISE BY REASON OF MAKING ANY SUCH INFORMATION AVAILABLE.
THE PROVISIONS OF THIS SECTION 9(f) SHALL SURVIVE THE CLOSING.

TO EVIDENCE THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION 9(f), BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SUBSECTION.
BUYER’S INITIALS: /s/ CFM    SELLER’S INITIALS: /s/ JW
10.    Remedies.
(a)    Remedies for Buyer’s Breach. In the event that the sale of the Property is not consummated because of a default under or breach of this Agreement by Buyer, Buyer and Seller agree that it would be impractical and extremely difficult to fix the actual damage to Seller. Buyer and Seller therefore agree that, if Buyer fails to consummate the purchase of the Property as herein provided because of Buyer’s breach or default, the amount of the Deposit is a reasonable estimate of Seller’s damages and that Seller shall be entitled to said sum as liquidated damages (and not as a penalty), which shall be Seller’s sole and exclusive remedy, either at law or in equity. In such event, the Title Company shall, upon written demand by Seller without joinder of Buyer, immediately deliver the Deposit to Seller in cash or other immediately available funds. The foregoing does not limit Buyer’s liability under Section 21(l) of this Agreement or under any indemnity or other provision of this Agreement that, by its terms, survives a termination of this Agreement or is to be performed after Closing.
(b)    Remedies for Seller’s Breach. In the event the sale of the Property is not consummated because of default under or breach of this Agreement on the part of Seller, Buyer shall have the option, as its sole and exclusive remedy at law or in equity, to either (i) terminate this Agreement by delivery of written notice of termination to Seller, whereupon Buyer and Seller shall each be released from all liability hereunder (except for those provisions which recite that they survive termination), the Deposit shall be returned to Buyer and Seller shall reimburse Buyer for all of Buyer’s reasonable, accountable, third-party due diligence costs, evidenced by third-party invoices, such reimbursement not to exceed Eighty Thousand Dollars ($80,000) or (ii) continue this Agreement and seek the equitable remedy of specific performance. The provisions of this Section 10(b) to the contrary notwithstanding, if Buyer elects to pursue the equitable remedy of specific performance and in any such action for specific performance, the court rules that the remedy of specific performance is not available to Buyer, then Buyer may avail itself of the rights and remedies available under this Section 10(b)(i) and the running of any and all statutes of limitation, statutes of repose, passage of time relating to laches and other statutes, rules, doctrines or principles which impose any time limits for commencing any suit, action, arbitration, mediation or other proceeding on account of such breach or default by Seller shall be suspended and tolled while Buyer is pursuing any such action for specific performance. The foregoing does not limit Seller’s liability under Section 22(l) of this Agreement or under any indemnity or other provision of this Agreement that, by its terms, survives a termination of this Agreement or is to be performed after Closing
11.    Buyer’s Obligations Pending Closing. Buyer shall not attempt to terminate, supplement, amend or modify in any way any of the Resident Agreements, Service Contracts or other documents affecting the Property prior to the Closing. In addition, Buyer shall not file or cause to be filed any application or request with any governmental or quasi-governmental agency prior to Closing which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to any change in zoning, parcelization, licenses, permits or other entitlements or any other investigation or restriction on the use of the Property, or any part thereof.
12.    Seller’s Obligations Pending Closing.
(a)    Subject to the provisions of Sections 13 and 14 hereof, and except to the extent that such maintenance is the obligation of a Tenant under a Lease or of a Resident under a Resident Agreement, until Closing, Seller shall maintain the Real Property in substantially the same condition existing on the Effective Date, normal wear and tear excepted, and Seller shall continue to operate the Property in the manner operated as of the Effective Date.
(b)    From the Effective Date through the Closing Date, Seller shall maintain insurance coverage with respect to the Property, and with respect to damage or injury to persons or property occurring on the Real Property, with the same coverages and in at least the same amounts as Seller maintains as of the Effective Date.
(c)    From the expiration of the Due Diligence Period through the Closing Date, without Buyer’s written consent, Seller will not (A) subject the Property to any liens, security interests, easements or other encumbrances other than in the ordinary course of business, (B) amend, or waive any material right under, any Resident Agreement or Assigned Service Contract, (C) enter into any new Resident Agreement with a first-time resident that is for a period longer than one (1) year or provides for an effective rental rate that is, in Seller’s business judgment, less than the then-current market rate, (D) enter into any new Lease or extend any current Lease, (E) enter into any new Service Contract unless terminable upon no more than thirty (30) days notice and without penalty, or (F) fail to perform, in all material respects, its obligations under the Resident Agreements, Leases and Assigned Service Contracts.
(d)    From the expiration of the Due Diligence Period through the Closing Date, Seller will provide Buyer with a copy of any written notice that Buyer receives alleging a material Seller default under any Resident Agreement, Lease or Assigned Service Contract.
13.    Damage or Destruction.
(a)    As used herein, the term “Major Casualty” shall mean any damage or destruction of any of the Improvements with respect to which (i) the cost to repair such damage or destruction is reasonably estimated by Seller to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00), or (ii) a contractor mutually appointed by Seller and Buyer reasonably estimates that the time needed to repair such damage or destruction would extend more than sixty (60) days beyond the then-scheduled Closing Date.
(b)    In the event of a Major Casualty, Seller shall give prompt written notice to Buyer of Seller’s election whether or not to repair such Major Casualty. If Seller elects not to repair such Major Casualty, within five (5) business days after Buyer’s receipt of such written notice from Seller, Buyer may elect to either (i) terminate this Agreement, or (ii) continue this

Agreement in full force and effect, in which case Seller shall assign to Buyer at Closing any and all proceeds and/or claims under any applicable insurance coverage (and credit Buyer at Closing for the amount of any associated deductibles), and Buyer shall take title to the Property subject to such damage and destruction. If Buyer fails to deliver written notice to Seller of Buyer’s election within said five (5) business days, Buyer shall be deemed to have elected alternative (ii) above. If Buyer properly delivers written notice to Seller within such five (5) business days electing alternative (i) above, or if alternative (i) is deemed to have been elected, then the Escrow shall be canceled, this Agreement shall be terminated, all parties hereto shall be released from further performance of this Agreement (with the exception of those Sections or subsections which recite that they survive termination of this Agreement), and Title Company shall return to Buyer all or any portion of the Deposit deposited with Title Company and shall return to each party any and all documents which such party had deposited with it.
(c)    In the event of any damage or destruction of any of the Improvements which is not a Major Casualty, Buyer shall have no right to terminate this Agreement, Seller shall assign to Buyer at Closing any and all proceeds and/or claims under any applicable insurance coverage (and credit Buyer at Closing for the amount of any associated deductibles), and Buyer shall take title to the Property subject to such damage and destruction.
(d)    In the event that Seller elects to repair a Major Casualty, (i) Seller shall promptly commence such repair and diligently prosecute such repair to completion to Buyer’s reasonable satisfaction, (ii) this Agreement shall remain in full force and effect, and (iii) the Closing shall take place on the date set forth in this Agreement, or as soon thereafter as such repair work has been completed (not to exceed an additional thirty (30) days without Buyer’s consent, which Buyer shall not unreasonably withhold, condition or delay), without credit to Buyer against the Purchase Price relating to such Major Casualty which has been so repaired.
(e)    The provisions of this Section 13 shall survive the Closing.
14.    Eminent Domain. If, at any time prior to the Closing, legal proceedings under power of eminent domain are commenced or Seller has received from a governmental authority a written notice that threatens to commence such proceedings, with respect to all or any portion of the Property, then by delivery to Seller of written notice of election within five (5) business days after receipt of written notice of such pending condemnation, Buyer may elect to either (a) terminate this Agreement, or (b) elect to continue this Agreement in full force and effect and Seller shall assign to Buyer at the Closing any and all proceeds and/or claims on account of such condemnation proceedings, and Buyer shall take title to the Property subject to such condemnation proceedings. If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this Section, Buyer shall be deemed to have elected alternative (b) above. If Buyer properly delivers written notice to Seller within the time period specified in this Section 14 electing alternative (a) above or is deemed to have elected alternative (a) above, the Escrow shall be canceled, this Agreement shall be terminated, all parties hereto shall be released from further performance of this Agreement, with the exception of those Sections (including this Section 14) or subsections which recite that they survive termination of this Agreement, and Title Company shall return to Buyer all or any portion of the Deposit deposited with Title Company and shall return to each party any and all documents which such party had deposited with it. The provisions of this Section 14 shall survive termination of this Agreement.
15.    Post-Closing Obligations Regarding Community Employees.
(a)    Buyer has no obligation to hire any Community Employees.
(b)    Upon the Closing, Buyer may offer employment to any of the Community Employees as Buyer so determines in its sole discretion.
(c)    The parties do not believe that the provisions of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any comparable state law apply to the Transactions. As between Seller and Buyer, Buyer shall only be liable for its own acts or omissions after the Closing Date. Seller shall indemnify and hold harmless Buyer from any loss, liabilities, debt, costs (including, but not limited to, attorneys’ fees) or any other amounts that Buyer may incur due to “employment losses” (as defined in the WARN Act or any comparable state law) that occur prior to or upon the Closing; provided, however, Seller shall have no liability for “employment losses” that occur as a result of the termination of employees by Buyer after the Closing.
(d)    To Seller’s Actual Knowledge, Schedule 15(d) lists each Existing Manager Employee Benefit Plan in which any Community Employee participates. Neither Seller nor to Seller’s Actual Knowledge, Existing Manager, has received any notice from a governmental authority that any such Plan is not in compliance in all material respects with its terms and with applicable laws and regulations. Within the six (6) years preceding the Closing Date, neither Seller nor to Seller’s Actual Knowledge, Existing Manager (nor any ERISA Affiliate of Seller or Existing Manager) has been a party to, or made any contributions to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or any plan subject to Title IV of ERISA or Section 412 of the Code. “Existing Manager’s Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any person and/or such person’s subsidiaries or affiliates that is treated as a single employer with such person or such person’s subsidiaries or affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
(e)    Seller and/or Existing Manager shall remain responsible for all, and Seller acknowledges that neither Buyer nor new property manager engaged by Buyer for the Community shall have responsibility for any, liabilities or obligations arising prior to the Closing Date with respect to Hired Employees.
(f)    Notwithstanding any provision hereof to the contrary, (i) from and after the Effective Date, Buyer shall have the right to meet with the Community’s acting Executive Director at a reasonable time or times to discuss the Community and its operations, (ii) from and after the expiration of the Due Diligence Period, Buyer shall have the right to meet with the Community’s acting Executive Director to discuss employment arrangements or an offer of employment, and (iii) from and after the expiration of the Due Diligence Period, Buyer shall have the right to meet with the Community’s marketing/sales director and maintenance director at a reasonable time or times to discuss the Community and its operations and employment arrangements or offers of employment.
The provisions of this Section 15 shall survive the Closing or earlier termination of this Agreement.
16.    RELEASE.
(a)    SUBJECT TO AND EXCEPT FOR (A) FRAUD, INTENTIONAL MISREPRESENTATION OR OTHER WILLFUL MISCONDUCT (AS EXPRESSLY SET FORTH IN SECTION 17(B) BELOW), (B) A BREACH OR DEFAULT UNDER THIS AGREEMENT BY SELLER (INCLUDING ANY BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES HEREUNDER OR UNDER ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH), (C) ANY ITEMS EXPRESSLY SUBJECT TO THE POST-CLOSING RECONCILIATION DESCRIBED IN SECTION 8(i) HEREOF, (D) ANY “THIRD PARTY CLAIMS” (AS HEREINAFTER DEFINED) AND (E) ANY INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT EXECUTED PURSUANT TO THIS AGREEMENT WHICH ARE STATED TO SURVIVE THE CLOSING (“COLLECTIVELY, THE “RELEASE CARVEOUTS”), BUYER SHALL ASSUME ALL RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS, ADVERSE PHYSICAL, ENVIRONMENTAL, HAZARDOUS MATERIALS, ENDANGERED SPECIES, ZONING, ACCESS OR WATER COURSE ISSUES OR CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION. SUBJECT TO AND EXCEPT FOR THE RELEASE CARVEOUTS, BUYER RELEASES ALL SELLER PARTIES FROM, AND WAIVES ANY AND ALL LIABILITY, CLAIMS, DEMANDS, DAMAGES AND COSTS (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) OF EACH AND EVERY KIND AND CHARACTER, KNOWN OR UNKNOWN, FOR OR ATTRIBUTABLE IN ANY WAY TO, ANY LATENT OR PATENT DEFECT, ISSUE OR CONDITION AT OR OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CLAIMS, LIABILITIES AND CONTRIBUTION RIGHTS RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED THEREON. FOR PURPOSES OF THIS AGREEMENT, THE TERM “HAZARDOUS MATERIAL” SHALL MEAN ANY SUBSTANCE, CHEMICAL, WASTE OR MATERIAL THAT IS OR BECOMES REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY BECAUSE OF ITS TOXICITY, INFECTIOUSNESS, RADIOACTIVITY, EXPLOSIVENESS, IGNITABILITY, CORROSIVENESS OR REACTIVITY, INCLUDING, WITHOUT LIMITATION, ASBESTOS OR ASBESTOS-CONTAINING MATERIAL, THE GROUP OF COMPOUNDS KNOWN AS POLYCHLORINATED BIPHENYLS, FLAMMABLE

EXPLOSIVES, OIL, PETROLEUM OR ANY REFINED PETROLEUM PRODUCT. IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING RELEASE SHALL BE EFFECTIVE WITH RESPECT TO ALL MATTERS PAST AND PRESENT, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT FACTUAL MATTERS NOW UNKNOWN TO IT HAVE GIVEN OR HEREAFTER MAY GIVE RISE TO LOSSES, DAMAGES, LIABILITIES, COSTS AND/OR EXPENSES THAT PRESENTLY ARE UNKNOWN, UNANTICIPATED AND UNEXPECTED. SUBJECT TO AND EXCEPT FOR THE RELEASE CARVEOUTS, BUYER, FOR ITSELF AND ITS SUCCESSORS-IN-INTEREST, HEREBY RELEASES EACH SELLER PARTY FROM, AND WAIVES ALLLIABILITY AGAINST SUCH SELLER PARTY FOR ANY AND ALL STATEMENTS OR OPINIONS NOW OR HEREAFTER MADE, OR INFORMATION OR MATERIALS NOW OR HEREAFTER MADE AVAILABLE, BY ANY SELLER PARTY TO BUYER OR TO BUYER’S AGENTS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE ABOVE, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS AWARE OF, AND THAT IT ASSUMES THE SOLE OBLIGATION TO INFORM ITSELF WITH RESPECT TO, THE MATTERS SET FORTH IN SECTION 9(f) OF THIS AGREEMENT. BUYER FURTHER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND INDEMNITIES SET FORTH IN THIS AGREEMENT HAVE BEEN NEGOTIATED, BARGAINED FOR AND AGREED UPON IN LIGHT OF SUCH FACTS AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT ALL SELLER PARTIES FROM ALL SUCH LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES.
(b)    Third Party Claims. Notwithstanding anything to the contrary contained herein, this Section 16 does not limit or affect in any way any indemnification provision contained in this Agreement or in any document or instrument executed by Seller pursuant to this Agreement, nor shall this Section 16 constitute a waiver or release of any reimbursement, indemnity or contribution obligation of Seller or any Seller Party to Buyer in connection with any liability, claim or cause of action which relates to the Property and is asserted by a governmental agency or other third party and which arose or otherwise relates to the period prior to the Closing Date (such liabilities, claims or causes of action, “Third Party Claims”). If any Third Party Claim is asserted by any governmental agency or other third party with respect to the Property as it existed at or prior to the Closing Date, Buyer shall be free to assert any and all claims and liabilities against Seller arising out of such Third Party Claim being asserted by such governmental agency or other third party.
THE PROVISIONS OF THIS SECTION 16 SHALL SURVIVE THE CLOSING.
TO EVIDENCE THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION 16, BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SUBSECTION.
BUYER’S INITIALS: /s/ CFM    SELLER’S INITIALS: /s/ JW

17.    INDEMNITY.
(a)    BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS IN FULL EACH SELLER PARTY FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, DAMAGES AND COSTS (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) (ALL OF THE ABOVE COLLECTIVELY, “LOSSES”) TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT SUCH LOSSES ARE CAUSED BY OR RESULT FROM ANY ACT, CONDUCT, OMISSION, CONTRACT OR COMMITMENT OF BUYER OR ANY BUYER PARTY (AS DEFINED BELOW) WHICH IS RELATED TO THE PROPERTY OR THE COMMUNITY AND WHICH ARISES OR OCCURS AFTER THE CLOSING.
(b)    SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS IN FULL BUYER (INCLUDING WITHOUT LIMITATION ANY BUYER ASSIGNEE ENTITY THAT TAKES TITLE TO THE PROPERTY AT CLOSING) AND EACH ADVISOR, OFFICER, DIRECTOR, TRUSTEE, MEMBER, MANAGING MEMBER, MANAGER, PARTNER, GENERAL PARTNER, LIMITED PARTNER, STOCKHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ATTORNEY AND CONTRACTOR THEREOF OR THEREFOR (EACH A “BUYER PARTY”) FROM AND AGAINST ANY AND ALL LOSSES RESULTING FROM THIRD PARTY CLAIMS, WHETHER ASSERTED BEFORE OR AFTER CLOSING, TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT SUCH LOSSES ARE CAUSED BY OR RESULT FROM ANY ACT, CONDUCT, OMISSION, CONTRACT OR COMMITMENT OF SELLER OR ANY SELLER PARTY WHICH IS RELATED TO THE PROPERTY OR THE COMMUNITY AND WHICH ARISES OR OCCURS PRIOR TO THE CLOSING DATE.
(c)    THE PROVISIONS OF THIS SECTION 17 SHALL SURVIVE THE CLOSING.
TO EVIDENCE THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION 17, BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SUBSECTION.
BUYER’S INITIALS: /s/ CFM    SELLER’S INITIALS: /s/ JW
18.    Commissions. Neither Seller nor Buyer has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of the Transactions, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein other than TSG (the “Broker”). If, and only if, the Closing occurs, Seller will pay a commission to the Broker in connection with the Transactions pursuant to a separate written agreement between Seller and the Broker (the “Commission Agreements”). In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement other than pursuant to the Commission Agreements, Buyer shall indemnify, hold harmless and defend Seller from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Buyer, and Seller shall indemnify, hold harmless and defend Buyer from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Seller. The provisions of this Section 18 shall survive Closing or termination of this Agreement.
19.    Publicity and Confidentiality. Prior to Closing, Buyer and Seller each agree that the terms of the Transactions, the identities of Buyer and Seller, and all information made available by one party to the other or in any way relating to the other party’s interest in that transaction, shall be maintained in strict confidence and no disclosure of such information shall be made, except to such attorneys, accountants, investors, advisors, lenders and others as are reasonably required to evaluate and consummate that transaction, and except as may be required by applicable law. Buyer and Seller each further agree and covenant as follows:
(a)    Neither Buyer nor Seller shall disclose or authorize the disclosure of the Purchase Price or of any other terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, or the identity of the other party to this Agreement in any public statement, news release, or other public announcement or publication without in each instance the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed.
(b)    Nothing in this Section 19 shall prevent either Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this Section 19 to the extent required to allow that party to enforce its rights hereunder; (ii) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (iv) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein.
The provisions of this Section 19 shall survive termination of this Agreement and the Closing.
20.    Sophistication of the Parties. Buyer and Seller are sophisticated in the buying and selling of income producing property similar to the Property and each has engaged its own sophisticated real estate counsel and advisors. Buyer and Seller each has knowledge and experience in financial and business matters to enable them each to evaluate the merits and risks of the Transactions contemplated hereby. Neither Buyer nor Seller is in a disparate bargaining position with respect to the other. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question.
21.    Notice. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery providing for tracking of delivery, or (iii) upon facsimile transmission (except that if the date of such transmission is not a business day or if such transmission is made after 5:00 p.m. recipient’s local time on a business day, then such notice shall be deemed to be given on the first business day following such transmission) with voice confirmation of receipt by a representative of the recipient, in each case addressed as follows:

If to Buyer:	The Freshwater Group, Inc. Attention: Carl Mittendorff 2020 W. Rudasill Road Tucson, Arizona 85704 Telephone: (520)-203-3211 Email: carl@thefreshwatergroup.com
With a copy to:
Kevin S. Kinigstein, Esq.
Cox, Castle & Nicholson, LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Telephone: 310-284-2191
Facsimile: 310-284-2100
Email: kkinigstein@coxcastle.com

If to Seller:
Parkview Frisco, L.P.
c/o Zerga Investments, L.L.C., Co- General Partner
1500 South Central Expressway, Suite 500
McKinney TX 75070
Attention: Jerry Green, Managing Member
Telephone: (972) 529-5568 x 223
Facsimile: (972) 529-5569

Parkview Frisco, L.P.
c/o Texas Land Management, L.L.C., Co-General Partner
5400 Dallas Parkway
Frisco, TX 75034
Telephone: (214) 618-3800
Facsimile: (214) 618-3830
Attention: Jim Williams, Jr., President
With a copy (which shall not be required for effective notice) to:
Carl A. Generes
Law Offices of Carl A. Generes
4358 Shady Bend Drive
Collin, Texas 75244-7447

Telephone: (214) 352-8674
Facsimile: (972) 715-5700
Jessica E. Schwarz-Zik
General Counsel
LandPlan Development Corp.
5400 Dallas Parkway
Frisco, TX 75034
Telephone: (214) 618-3816
Facsimile: (214) 618-3830
If to Title Company, to the name and address set forth in Section 2(i) of this Agreement, or such other address as any party may from time to time specify in writing in accordance with this Section 21.
22.    Miscellaneous.
(a)    Time of the Essence. Time is of the essence of this Agreement. However, if Closing does not occur on or before the Closing Date, then Title Company shall continue to comply with the instructions contained in this Agreement unless Title Company receives a contrary written demand from either Buyer or Seller.
(b)    Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no other agreements existing between Seller and Buyer relative to the subject matter hereof which are not expressly set forth herein and covered hereby.
(c)    Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.
(d)    Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against either Buyer or Seller but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by Buyer and Seller jointly.
(e)    Choice of Law. This Agreement shall be construed under and governed by the laws of the State of Texas without giving effect to, and notwithstanding that the laws of another jurisdiction may be indicated by, the choice of law rules of the State of Texas. Any action initiated by any party under this Agreement shall be brought and prosecuted exclusively in the United States District Court for the Northern District of Texas – Dallas Division, which the parties acknowledge and agree is a convenient forum in which to litigate such action, and the parties waive any right to commence or transfer such action in or to any other court. Should said District Court find that it has no jurisdiction over such action, then such action shall be brought and prosecuted exclusively in a Texas State District Court in Collin County, Texas. The parties hereto expressly consent and submit to personal jurisdiction of said federal or state courts, as the case may be, and to permanent and exclusive venue therein. In addition, in any action under this Agreement, the parties hereto expressly consent to service of process by any manner set forth in Section 20 hereof for the giving of notice.
(f)    Severability. In case any one or more of the other provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the remainder of the provisions of this Agreement shall continue in full force and effect without impairment.
(g)    Waiver. Any term, condition or provision of this Agreement which is exclusively for the benefit of one party may unilaterally be waived by the benefited party. Except where expressly provided herein that silence is deemed to be an approval, consent or waiver, no waiver of any term, condition or provision of this Agreement shall be effective unless in writing. The waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach whether of the same or another provision of this Agreement.
(h)    No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.
(i)    Successors and Assigns; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall not assign its right, title and interest in and to this Agreement; provided, however, that, upon at least five (5) business days’ prior written notice to Seller, Buyer may assign all of its rights and obligations under this Agreement to a single entity as long as such assignee agrees in writing to perform timely and in full each and every obligation of Buyer under this Agreement, in which event (i) the obligations of Buyer under this Agreement shall be joint and several with such assignee until the Closing, and (ii) Buyer shall be released from all post-Closing obligations under this Agreement from and after the Closing.
(j)    Amendments in Writing. The provisions of this Agreement may not be amended or altered except by a written instrument duly executed by each of the parties hereto, provided, however, that, as provided in Section 6 above, the signature of the Title Company shall not be required as to any amendment of this Agreement other than an amendment of Section 6.
(k)    Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. However, neither this Agreement nor any memorandum, short form or other evidence of this Agreement shall be recorded or filed without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.
(l)    Attorneys’ Fees. If legal action is commenced to enforce or to declare the effect of any provision of this Agreement, or any document executed in connection with this

Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and other litigation costs. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit on this Agreement or any document executed in connection with this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement or any document executed in connection with this Agreement into any judgment on this Agreement or any document executed in connection with this Agreement. This provision shall survive Closing or termination of this Agreement.
(m)    Computation of Periods. All periods of time referred to in this Agreement shall, unless otherwise expressly provided, include all Saturdays, Sundays and holidays, provided that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or legal holiday in the State of Texas, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or legal holiday in the State of Texas. Saturdays, Sundays and legal holidays in the State of Texas shall not be business days for purposes of this Agreement.
(n)    Counterparts. This Agreement, and any document executed in connection with this Agreement, may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on a single counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more of the counterparts. Any signature page of this Agreement, and any document executed in connection with this Agreement, may be detached from any counterpart of this Agreement or such other document and reattached to any other counterpart of this Agreement or such other document identical in form hereto or thereto but having attached to it one or more additional signature pages. This Agreement, and any document executed in connection with this Agreement (except for the Deed or any other document to be recorded), shall be deemed executed and delivered upon each party’s delivery of executed signature pages of this Agreement or such other document, which signature pages may be delivered by facsimile or via electronic mail with the same effect as delivery of the originals.
(o)    Exhibits and Schedules. Unless otherwise expressly provided, all Exhibits and Schedules referred to in this Agreement are the exhibits and schedules respectively attached hereto. All such exhibits and schedules attached hereto are incorporated in this Agreement by reference thereto as if set forth in this Agreement in their entirety.
(p)    Liability. Notwithstanding anything to the contrary contained herein, after the Closing: (i) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, and the Assignment and Assumption (collectively, the “Other

Documents”), shall under no circumstances whatsoever exceed the “Liability Cap” (as hereinafter defined); and (ii) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of FIFTY THOUSAND DOLLARS ($50,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (i) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. For purposes hereof, “Liability Cap” shall mean EIGHT HUNDRED THOUSAND DOLLARS ($800,000); provided, however, that, if, on the 120th day after the Effective Date no Post-Closing Claim (as defined below) is pending or subject to appeal, then the Liability Cap shall thereafter be reduced to SIX HUNDRED THOUSAND DOLLARS ($600,000); and provided further, however, that, if, on the 365th day after the Effective Date no Post-Closing Claim (as defined below) is pending or subject to appeal, then the Liability Cap shall thereafter be reduced to ZERO ($-0-). For the avoidance of doubt, neither the Floor Amount nor the Liability Cap shall apply to any liability of Seller to Buyer under any indemnity set forth herein or under any document executed in connection herewith, or resulting from any Third Party Claim, or pursuant to Section 8(i) or Section 22(l).
(q)    Net-Worth Covenant. For a period of one (1) year from the date hereof (or, in the event that any claim, action or suit is then pending by Buyer against Seller for a breach of a then-surviving representation, warranty or post-Closing covenant of Seller, indemnity by Seller or arising out of a Third Party Claim (a “Post-Closing Claim”), until the final, non-appealable resolution of such Post-Closing Claim, maintain a net worth of not less than (i) the Liability Cap, less (ii) all amounts that Seller has paid with respect to Post-Closing Claims. For purposes of this Section 22(q), “net worth” shall mean the total value of Seller’s assets minus its liabilities.
(r)    Post-Closing Efforts Concerning Warranties. In the event that (i) there is an assignable Material Warranty that requires consent of the person or entity who gave such Material Warranty and such consent has not been obtained by Closing, Seller will continue to use commercially reasonable efforts, for a reasonable time after Closing, to obtain such consent.
(s)    Survival. This Section 22 shall survive Closing.
[Signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Purchase and Sale Agreement as of the Effective Date.

BUYER:	THE FRESHWATER GROUP, INC. an Arizona corporation
By: /s/ Carl Mittendorff
Printed Name: Carl Mittendorff
Title: Chief Investment Officer

SELLER:	PARKVIEW FRISCO, L.P., a Texas limited partnership

By:	ZERGA Investments, L.L.C., a Texas limited liability company Co-General Partner

By:	/s/ Jerry Green Jerry Green Managing Member

By:	TEXAS LAND MANAGEMENT, L.L.C., a Texas limited liability company Co-General Partner

By:	/s/ Jim Williams, Jr. Jim Williams, Jr. President

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